Filed pursuant to Rule 424(b)(3)

Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 3

(To Prospectus Dated June 11, 2021)

Garrett Motion Inc.

52,471,709 Shares of Common Stock

243,265,707 Shares of Series A Cumulative Convertible Preferred Stock

243,265,707 Shares of Common Stock Issuable Upon Conversion of Series A

Cumulative Convertible Preferred Stock

This prospectus supplement No. 3 supplements the prospectus dated June 11, 2021 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to (i) 243,265,707 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 52,471,709 shares of our common stock, par value $0.001 per share (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) and (iii) 243,265,707 shares of our Common Stock issuable upon conversion of the Series A Preferred Stock.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2021

•	Current Report on Form 8-K, which was filed with the SEC on October 1, 2021.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.” Our Series A Preferred Stock is quoted on the Nasdaq under the symbol “GTXAP”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GARRETT MOTION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-4873189
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification no.)
La Pièce 16, Rolle, Switzerland	1180
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

(FOR CO-REGISTRANTS, PLEASE SEE “TABLE OF CO-REGISTRANTS” ON THE FOLLOWING PAGE)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Cumulative Convertible Preferred Stock, $0.001 par value per share	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The information contained in the section entitled “Description of Capital Stock” under the headings “Common Stock”, “Anti-Takeover Protections”, “Registration Rights Agreement” and “Series A Investor Rights Agreement” in the prospectus forming a part of the Registration Statement on Form S-1 of Garrett Motion Inc. (the “Company”), originally filed with the Securities and Exchange Commission on May 28, 2021 (File No. 333-256659), and as subsequently amended, is hereby incorporated by reference herein.

The description of the Company’s capital stock contained herein, does not purport to be complete and is subject to and qualified by the full terms of (i) the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), (ii) the Company’s Second Amended and Restated Bylaws (the “Bylaws”), (iii) the Certificate of Designations for the Series A Preferred Stock (the “Series A Certificate of Designations”), (iv) the Certificate of Amendment to the Series A Certificate of Designations and (v) the Amended and Restated Certificate of Designations for the Series B Preferred Stock (the “Series B Certificate of Designations”), copies of which are attached to this registration statement as Exhibit 3.1, Exhibit 3.2, Exhibit 3.3, Exhibit 3.4 and Exhibit 3.5 respectively, and are incorporated herein by reference. Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) may contain provisions which affect the capital stock of the Company.

Series A Preferred Stock

Dividends

Holders of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) will be entitled to receive, when, as and if declared by a committee of disinterested directors of the Board of Directors of the Company (the “Board”) out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Such a dividend will not be declared at any time when Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425,000,000. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Under the terms of our Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), a dividend on the Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full any deferred redemption payments or redemption payments owed on the next scheduled redemption date to holders of Series B Preferred Stock.

Holders of the Series A Preferred Stock will also be entitled to such dividends paid to holders of common stock, par value $0.001 per share (the “Common Stock”) to the same extent as if such holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock into Common Stock (without regard to any limitations on conversions) and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.

So long as any shares of Series A Preferred Stock remain outstanding, no dividend shall be paid or declared, and no distribution shall be made, on any class of Common Stock or any future class of preferred stock established thereafter by the Board (other than any series of capital stock that ranks pari passu to the Series A Preferred Stock) (such stock “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, unless (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have been paid in full and the full dividend thereon due has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A Preferred Stock have been complied with; provided that a committee of distinterested directors of the Board may declare, and the Company may pay or make, a dividend or distribution on any Dividend Junior Stock even if there are cumulative accrued and unpaid preference dividends that have not been paid in full or the full dividend thereon due has not been paid or set aside for payment, but only if (x) the holders of Series A Preferred Stock shall also participate in such dividend, (y) such dividend is made on or prior to December 31, 2022 and (z) the Board has ratified the declaration of such dividend by a committee of disinterested directors of the Board.

Under the terms of the Credit Agreement, during the fiscal years ending December 31, 2021, and December 31, 2022, the Company may not make payments or redemptions in cash solely with respect to the Series A Preferred Stock unless a ratable payment (on an as-converted basis) is made to holders of the Common Stock and such payments would otherwise be permitted under the terms of the Credit Agreement. The Company’s ability to make ratable payments to holders of the Series A Preferred Stock and Common Stock is restricted by the terms of the Series A Certificate of Designations.

Voting

Holders of the Series A Preferred Stock will be entitled to vote together as a single class with the holders of Common Stock, with each such holder entitled to cast the number of votes equal to the number of votes such holder would have been entitled to cast if such holder were the holder of a number of shares of Common Stock equal to the whole number of shares of Common Stock that would be issuable upon conversion of such holder’s shares of Series A Preferred Stock in addition to a number of shares of Common Stock equal to the amount of cumulative unpaid preference dividends (whether or not authorized or declared) divided by the lesser of (i) the fair market value per share of such additional shares and (ii) the fair market value per share of the Common Stock.

So long as any shares of Series A Preferred Stock are outstanding, a vote or the consent of the holders representing a majority of the Series A Preferred Stock will be required for (i) effecting or validating any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior or pari passu to the Series A Preferred Stock with respect to dividend payments or upon the occurrence of a liquidation, (ii) any increase in the authorized number of shares of Series A Preferred Stock or of any series of capital stock that ranks pari passu with Series A Preferred Stock, (iii) effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of Series A Preferred Stock or the holders thereof in any material respect, or (iv) any action or inaction that would reduce the stated amount of any share of Series A Preferred Stock to below $5.25 per share.

Liquidation

Upon liquidation, Series A Preferred Stock will rank senior to the Common Stock and to the Series B Preferred Stock, and will have the right to be paid, out of the assets of the Company legally available for distribution to its stockholders, an amount equal to the Aggregate Liquidation Entitlement (as defined in the Series A Certificate of Designations) for all outstanding shares of Series A Preferred Stock.

Other Rights

All shares of Series A Preferred Stock will automatically convert to shares of Common Stock, at a conversion price of $5.25 per share of Common Stock (subject to adjustment as described in the Series A Certificate of Designations) (the “Conversion Price”) upon either (i) the election of holders representing a majority of the then-outstanding Series A Preferred Stock or (ii) the occurrence of a Trading Day (as defined in the Series A Certificate of Designations) at any time on or after the date which is two years after April 30, 2021 (the “Effective Date”) on which (A) the aggregate stated amount of all outstanding shares of Series B Preferred Stock is an amount less than or equal to $125,000,000, (B) the Common Stock is traded on a Principal Exchange, a Fallback Exchange or an Over-the-Counter Market (each as defined in the Series A Certificate of Designations) and, in each case, the Automatic Conversion Fair Market Value (as defined in the Series A Certificate of Designations) of the Common Stock exceeds 150% of the Conversion Price, and (C) the Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the last twelve months ended as of the last day of each of the two most recent fiscal quarters is greater than or equal to $600,000,000.

Shares of Series A Preferred Stock are also convertible into Common Stock at any time at the option of the holder, effective on January 1, April 1, July 1 and October 1 in each year, or on the third business day prior to the date of redemption of the outstanding shares of the Series A Preferred Stock as described in the following paragraph.

The Company may, at its election, redeem all but not less than all of the outstanding shares of Series A Preferred Stock (i) at any time following the date which is six years after the Effective Date or (ii) in connection with the consummation of a Change of Control (as defined in the Series A Certificate of Designations), in either case for a cash purchase price equal to $5.25 per share plus cumulative unpaid preference dividends (whether or not authorized or declared) as of the redemption date.

Series B Preferred Stock

Dividends

The Series B Preferred Stock will not be entitled to any dividends or other distributions or payments other than the scheduled redemption payments and payments upon liquidation as provided in the Series B Certificate of Designations.

Scheduled Redemptions

On April 30 of each year, beginning on April 30, 2022 and ending on April 30, 2030, on which any shares of Series B Preferred Stock are outstanding (each a “Scheduled Redemption Date”), the Company will redeem, pro rata from each holder, an aggregate number of shares of Series B Preferred Stock equal to a scheduled redemption amount with respect to such Scheduled Redemption Date as set forth in the Series B Certificate of Designations divided by $1.00 per share (the “Scheduled Redemption Amounts”), provided that the Company will not be obligated to redeem the shares of Series B Preferred Stock on a Scheduled Redemption Date if, as of such date, (i) the consolidated EBITDA of the Company and its subsidiaries measured as of the end of the most recently completed fiscal year is less than $425,000,000 or (ii) the Company does not have sufficient funds legally available to pay the redemption amount due on such Scheduled Redemption Date. Shares of Series B Preferred Stock whose redemption on a Scheduled Redemption Date is deferred, and which are not thereafter redeemed in accordance with the applicable Initial Deferral Payment Schedule (as defined in the Series B Certificate of Designations) will accrue interest from and after the time that the Company fails to make redemption payments in accordance with the applicable Initial Deferral Payment Schedule. Any shares of Series B Preferred Stock that have not been redeemed on a Scheduled Redemption Date outstanding as of April 30, 2030, will be redeemed on April 30, 2030.

Voting

Except as required by law, the holders of Series B Preferred Stock will have no voting rights, provided that a vote or the consent of the holders representing a majority of the Series B Preferred Stock will be required to effect or validate (i) any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior to the Series B Preferred Stock, (ii) any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock that would rank pari passu to the Series B Preferred Stock on the occurrence of a liquidation, (iii) entry by the Company or any of its subsidiaries into any agreement containing or imposing, directly or indirectly, any restriction (including, but not limited to, any covenant or agreement) on the Company’s ability to make required payments on or redeem the shares of Series B Preferred Stock, (iv) any amendment, modification, alteration or repeal of any provision of the Certificate of Incorporation or any other certificate of designations of the Company that would have an adverse effect, in any material respect, on the rights, preferences, privileges or voting power of the shares of Series B Preferred Stock or any holder thereof or any amendment, modification, alteration or repeal of the Series B Certificate of Designations, (iv) any increase in the number of members of the Board at a time when the sum of (x) the aggregate value of deferred Scheduled Redemption Amounts relating to past Scheduled Redemption Dates (plus any unpaid interest accruing thereon) plus (y) the aggregate present value of future Scheduled Redemption Amounts, calculated using a discount rate of 7.25% (such sum, the “Aggregate Series B Liquidation Preference”) is greater than $125,000,000 or (vi) any action or inaction that would reduce the stated amount of any share of Series B Preferred Stock to below $1.00 per share.

Other Rights

Upon liquidation, the Series B Preferred Stock will rank (A) senior to the Common Stock and (B) junior to the Series A Preferred Stock, and will have a right to be paid the Aggregate Series B Liquidation Preference.

The Company will be automatically obligated to redeem all shares of Series B Preferred Stock upon (i) a Change of Control (as defined in the Series B Certificate of Designations), (ii) an assertion from the Company or the Board that any portion of the Series B Preferred Stock or any of the Company’s obligations under the Series B Certificate of Designations are invalid or unenforceable, (iii) if indebtedness outstanding under the Credit Agreement is accelerated (and such acceleration is not rescinded), or (iv) the Company or any of its material subsidiaries enters bankruptcy or similar proceedings affecting creditors’ or equity holders’ rights. In addition, subject to applicable law, including that the Company has funds legally available to do so, on or prior to March 31, 2022 the Company shall effect a redemption of shares of Series B Preferred Stock such that the Present Value (as defined in the Series B Certificate of Designations) of all of the remaining outstanding shares of Series B Preferred Stock shall be $400,000,000 immediately following such redemption (the “Planned Partial Early Redemption”).

Each holder of Series B Preferred Stock will have the right to require the Company to redeem all, but not less than all, of such holder’s shares of Series B Preferred Stock (the “Holder Put Right”) if the Consolidated EBITDA (as defined in the Series B Certificate of Designations) of the Company and its subsidiaries exceeds $600,000,000 for two consecutive fiscal quarters; provided that such Holder Put Right cannot be exercised until after December 31, 2022 at the earliest (subject to the prior occurrence of a triggering event), unless the Planned Partial Early Redemption does not occur prior to March 31, 2022, in which case the Holder Put Right can be exercised (subject to the prior occurrence of a triggering event) after March 31, 2022 on the terms set forth in the Series B Certificate of Designations.

Under the terms of the Series B Certificate of Designations, the Majority in Interest (as defined in the Series B Certificate of Designations) has the exclusive right, voting separately as a class, to elect or appoint one director to the Board (such director the “Series B Director”).

The Majority in Interest has a continuing right, voting separately as a class, to elect or appoint the Series B Director, and an exclusive right to remove the Series B Director at any time for any reason or no reason (with or without cause), subject to the rights of other holders to remove any Series B Director for cause to the extent provided by the DGCL, until the first date on which the Aggregate Series B Liquidation Preference is not greater than $125,00,000 (the “Series B Threshold Date”). From and after the Series B Threshold Date, the Majority in Interest will have no right to elect or appoint any directors to the Board. If the Majority in Interest is no longer entitled to elect or appoint a Series B Director, then the then-serving Series B Director will automatically be deemed to have resigned from the Board.

So long as any shares of Series B Preferred Stock are outstanding, the Company may not take certain actions without the written consent of the Majority in Interest (as defined in the Series B Certificate of Designations), including, among other things, increasing the size of the Board of Directors so long as the Aggregate Series B Liquidation Preference is greater than $125,000,000.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and Series A Preferred Stock is Equiniti Trust Company. The registrar for the Series B Preferred Stock is Equiniti Trust Company.

Listing

The Common Stock is listed on the Nasdaq Global Select Market and trades under the symbol “GTX”. The Series A Preferred Stock has been approved for listing on the Nasdaq Global Select Market and will trade under the symbol “GTXAP”. Trading of the Series A Preferred Stock is expected to commence on or about October 1, 2021.

Item 2.	Exhibits.

2.1.	Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 26, 2021 (incorporated by reference to Exhibit A of the Confirmation Order attached as Exhibit 2.2 hereto).

2.2	Order of the Bankruptcy Court, dated April 26, 2021, confirming the Chapter 11 Plan of Reorganization of the Debtors (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 27, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of Garrett Motion Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

3.2	Second Amended and Restated Bylaws of Garrett Motion Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

3.3	Certificate of Designations of the Company’s Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

3.4	Certificate of Amendment of Certificate of Designations of the Company’s Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 21, 2021.)

3.5	Amended and Restated Certificate of Designations of the Company’s Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 1, 2021).

10.1	Credit Agreement, dated as of April 30, 2021, by and among Garrett Motion Inc., Garrett LX I S.à r.l., Garrett Motion Holdings, Inc. and Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

10.2	Registration Rights Agreement, dated as of April 30, 2021, among Garrett Motion Inc. and the holders party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

10.3	Series A Investor Rights Agreement, dated as of April 30, 2021, among Garrett Motion Inc. and the investors named therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Garrett Motion Inc.

Date: October 1, 2021	By:	/s/ Jérôme Maironi
Jérôme Maironi
Senior Vice President, General Counsel and Corporate Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

GARRETT MOTION INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland		1180
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03 Material Modification to Rights of Security Holders.

As previously reported, on April 30, 2021, Garrett Motion Inc., (the “Company”) filed the Certificate of Designations (the “Original Certificate of Designations”) for the Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), of the Company with the Secretary of State of Delaware.

On September 30, 2021, the Company filed an amended and restated Certificate of Designations (the “A&R Certificate of Designations”) amending and restating the terms of the Series B Preferred Stock as described in item 5.03 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 30, 2021, Darius Adamczyk was replaced as Honeywell’s designee on the Company’s Board of Directors (the “Board”) by Tina Pierce, Vice President and Chief Financial Officer of Honeywell’s Performance Materials and Technologies segment. In connection with her designation as a director, pursuant to the Company’s Non-Employee Director Compensation Program, Ms. Pierce will be eligible to receive a pro-rated grant of restricted stock units that will vest on the earlier of (i) the one-year anniversary of the grant date, (ii) death or disability or (iii) Ms. Pierce’s removal from the Board coincident with a change in control, subject to her continued service through the vesting date. Ms. Pierce is an employee of Honeywell and the Company engages in transactions with Honeywell from time to time, including leasing certain facilities and receiving property maintenance services from Honeywell or its affiliates. Further information on the Company’s transactions with Honeywell is included in the Company’s Registration Statement on Form S-1 (Registration No. 333-256659) under the heading “Certain Relationships and Related Party Transactions”, and in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission on July 29, 2021, which information is incorporated by reference into this Item 5.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2021, the Company filed the A&R Certificate of Designations with the Secretary of State of Delaware. The A&R Certificate of Designations became effective on October 1, 2021. The A&R Certificate of Designations amended and restated the Original Certificate of Designations to, among other things, (i) require the Company to effect a redemption of outstanding shares of Series B Preferred Stock, on or prior to March 31, 2022, such that the Present Value (as defined in the A&R Certificate of Designations) of all of the remaining outstanding shares of Series B Preferred Stock shall be $400,000,000, subject to applicable law, including that the Company has funds legally available to do so (the “Planned Partial Early Redemption”) and (ii) provide that the right of each holder of the Series B Preferred Stock to require the Company to redeem all of such holder’s shares of Series B Preferred Stock (the “Holder Put Right”) cannot be exercised until after December 31, 2022 at the earliest (subject to the prior occurrence of a triggering event), unless the Planned Partial Early Redemption does not occur on or prior to March 31, 2022, in which case the Holder Put Right can be exercised (subject to the prior occurrence of a triggering event) after March 31, 2022 on the terms set forth in the A&R Certificate of Designations.

The foregoing description of the A&R Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the A&R Certificate of Designations, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 Other Events.

The Nasdaq Global Select Market (“Nasdaq”) has approved the listing of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for trading on Nasdaq. The Company expects to file a Form 8-A to register the Series A Preferred Stock under Section 12(b) of the Exchange Act on October 1, 2021. Trading in the Series A Preferred Stock is expected to commence on Nasdaq on October 1, 2021, under the ticker “GTXAP”.

On September 30, 2021, the Company issued a press release announcing the filing of the A&R Certificate of Designations and replacement of Mr. Adamczyk on the Board by Ms. Pierce. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Forward-Looking Statements.

This Current Report on Form 8-K and the exhibit hereto may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that the Company or the Company’s management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although the Company believes forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2020, the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, the Company’s Current Report on Form 8-K filed on April 30, 2021, as well as the Company’s other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by the Company’s forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Designations of Series B Preferred Stock of Garrett Motion Inc., filed with the Delaware Secretary of State on September 30, 2021.

99.1	Press Release, dated September 30, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2021	Garrett Motion Inc.

	By:	/s/ Jérôme Maironi
Jérôme Maironi
Senior Vice President, General Counsel and Corporate Secretary

Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

SERIES B PREFERRED STOCK

OF

GARRETT MOTION INC.

GARRETT MOTION INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

The Board of Directors of the Corporation (including any committee thereof, the “Board of Directors”), by resolutions adopted on April 27, 2021, and a Certificate of Designations filed with the Secretary of State of the State of Delaware on April 30, 2021 (the “Certificate of Designations”), previously established a series of Preferred Stock, par value $0.001 per share, of the Corporation and designated such series as “Series B Preferred Stock”.

The Board of Directors, at a meeting duly called on September 27, 2021, determined that it was advisable and in the best interests of the Corporation and its stockholders to amend and restate the Certificate of Designations. The Board of Directors desires to amend and restate certain terms of the Certificate of Designations while maintaining the right of each Holder under the original Certificate of Designations to require the Corporation to redeem all, but not less than all, of such Holder’s shares of Series B, subject to certain terms and conditions as set forth in the amended and restated Certificate of Designations.

The holders of a majority of the outstanding shares of Series B Preferred Stock representing the votes necessary to authorize such action and acting by written consent, approved the adoption of an amended and restated Certificate of Designations, as approved by the Board of Directors, pursuant to Sections 228 and 242 of the Delaware General Corporation Law.

Effective as of October 1, 2021, the Certificate of Designations is amended and restated in its entirety to read as follows:

Section 1.    Designation. The distinctive serial designation of such series is “Series B Preferred Stock” (“Series B”). Each share of Series B shall be identical in all respects to every other share of Series B.

Section 2.    Number of Designated Shares. The number of designated shares of Series B shall initially be 834,800,000. Such number may from time to time be decreased (but not below the number of shares of Series B then outstanding) by the Board of Directors. Shares of Series B that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.    Definitions. As used herein with respect to Series B:

(a)    “Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, and the term

“control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract (including proxy) or otherwise.

(b)    “Aggregate Partial Early Redemption Price” has the meaning set forth in Section 9(a).

(c)    “Aggregate Series B Liquidation Preference” means, as of any date, an amount equal to the sum of (A) the Deferred Scheduled Redemption Amount (plus any unpaid Deferred Interest Amount which has accrued in accordance with Section 8, Section 10(b) or Section 11(b)) plus (B) the Present Value.

(d)    “Automatic Early Redemption” has the meaning set forth in Section 10(a).

(e)    “Automatic Early Redemption Date” has the meaning set forth in Section 10(c).

(f)    “Automatic Early Redemption Event” means any of the following events: (i) a Change of Control occurs, (ii) the Corporation or the Board of Directors asserts in writing that any portion of the Series B or any of the Corporation’s obligations under this Certificate of Designations is invalid or unenforceable, (iii) the indebtedness under the Credit Agreement is accelerated (and such acceleration is not rescinded prior to the Automatic Early Redemption Date), or (iv) the Corporation or any of its material Subsidiaries (defined for this purpose as any “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X) files for bankruptcy, reorganization, receivership, liquidation or similar proceedings affecting creditors’ or equity holders’ rights.

(g)    “Automatic Early Redemption Notice” has the meaning set forth in Section 10(d).

(h)    “Beneficial Owner” or “Beneficially Own” have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.

(i)    “Board of Directors” has the meaning set forth in the Preamble.

(j)    “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(k)    “Bylaws” means the Second Amended and Restated Bylaws of the Corporation, dated as of April 30, 2021, as amended, amended and restated or otherwise modified from time to time.

(l)    “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, dated as of April 30, 2021, as amended, amended and restated or otherwise modified from time to time.

(m)    “Change of Control” means any of the following events (whether in a single transaction or series of related transactions):

(i)    a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Corporation or any of its wholly owned subsidiaries or any of the Excluded Parties, acquires, directly or indirectly, capital stock of the Corporation such that following such acquisition, such person or group becomes the direct or indirect Beneficial Owner of shares of the Corporation’s capital stock representing more than fifty percent (50%) of the combined voting power of all of the then outstanding shares of all classes and series of capital stock of the Corporation; provided, however, that if one or more of the Excluded Parties becomes the direct or indirect Beneficial Owner of shares of the Corporation’s capital stock representing more than fifty percent (50%) of the combined voting power of all of the then outstanding shares of all classes and series of capital stock of the Corporation in a transaction pursuant to which the Common Stock ceases to be publicly listed on a national securities exchange in the United States, such transaction shall be considered a Change of Control;

(ii)    any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition or otherwise) a majority of the Corporation’s capital stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Corporation pursuant to which the Person or Persons that directly or indirectly Beneficially Owned all classes and series of the Corporation’s capital stock immediately before such transaction directly or indirectly Beneficially Own, immediately after such transaction, more than fifty percent (50%) of all classes or series of capital stock of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Change of Control pursuant to this clause (ii) (provided, that, in the case where stockholders of the Corporation receive securities in another company (such company, an “Acquiror”) as consideration for such transaction, such Acquiror must be publicly listed on a national securities exchange in the United States); or

(iii)    the sale, exchange, lease, or transfer of all or substantially all of the Corporation’s assets, determined on a consolidated basis

(n)    “Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

(o)    “Consolidated EBITDA” has the meaning given to such term or any equivalent term in the Credit Agreement then in effect; provided, that if a Credit Agreement is no longer in effect, “Consolidated EBITDA” shall have the meaning set forth in the Credit Agreement as most recently in effect. Except as otherwise set forth herein, “Consolidated EBITDA” shall be measured over the 12-month period that includes the most recent four fiscal quarters for which financial statements of the Corporation are available.

(p)    “Corporation” has the meaning set forth in the Preamble.

(q)    “Credit Agreement” means that certain Credit Agreement, dated as of April 30, 2021, among the Corporation, Garrett LX I S.À R.L., Garrett Motion Holdings, Inc., Garrett Motion SÀRL, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as amended, restated, amended and restated, modified or otherwise supplemented from time to time, or any replacement or successor thereto that is at the applicable time of determination the senior secured credit facility of the Corporation with the largest amount of undrawn commitments plus aggregate principal amount outstanding.

(r)    “Deferral” has the meaning set forth in Section 8.

(s)    “Deferred Interest Amount” has the meaning set forth in Section 8.

(t)    “Deferred Scheduled Redemption Amount” means an amount equal to the number of Deferred Shares outstanding multiplied by the Stated Amount.

(u)    “Deferred Shares” has the meaning set forth in Section 8.

(v)    “Discount Rate” means a rate of 7.25% per annum.

(w)    “Early Redemption Notice” has the meaning set forth in Section 9(c).

(x)    “EBITDA Margin” has the meaning set forth in Section 8.

(y)    “EBITDA Threshold Requirement” has the meaning set forth in Section 8.

(z)    “Effective Date” means April 30, 2021.

(aa)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(bb)    “Excluded Parties” means each of Centerbridge Partners, L.P., Oaktree Capital Management, L.P. and each of their respective Affiliates.

(cc)    “Full Early Redemption Shares” has the meaning set forth in Section 9(b).

(dd)    “Holder” means the Person in which the Series B is registered on the books of the Corporation or any permitted transferee thereof pursuant to Section 13.

(ee)    “Holder Put Event” means an event which occurs if Consolidated EBITDA exceeds $600,000,000 for two (2) consecutive fiscal quarters (measured as of the end of each such fiscal quarter).

(ff)    “Holder Put Event Notice” has the meaning set forth in Section 11(a).

(gg)    “Holder Put Exercise Notice” has the meaning set forth in Section 11(d)(i).

(hh)    “Holder Put Redemption” has the meaning set forth in Section 11(a).

(ii)    “Holder Put Redemption Date” has the meaning set forth in Section 11(c).

(jj)    “Holder Put Redemption Price” has the meaning set forth in Section 11(a).

(kk)    “Holder Put Right” has the meaning set forth in Section 11(a).

(ll)    “Initial Deferral Payment Schedule” has the meaning set forth in Section 8.

(mm)    “Junior Stock” has the meaning set forth in Section 5.

(nn)    “Law”, with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any governmental authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

(oo)    “Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(pp)    “Majority In Interest” means Holders holding a majority of the issued and outstanding shares of Series B.

(qq)    “Parity Stock” has the meaning set forth in Section 5.

(rr)    “Parity Stock Liquidation Preference” has the meaning set forth in Section 6(a).

(ss)    “Partial Early Redemption Shares” has the meaning set forth in Section 9(a).

(tt)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “Person” under this Certificate of Designations.

(uu)    “Per Share Series B Liquidation Preference” has the meaning set forth in Section 6(c).

(vv)    “Planned Partial Early Redemption” means a Qualifying Partial Early Redemption occurring on or prior to March 31, 2022.

(ww)    “Preferred Stock” means the Series A, the Series B, and any future series of preferred stock of the Corporation authorized in accordance with the terms of this Certificate of Designations.

(xx)    “Present Value” means, with respect to any date, the present value, calculated using the Discount Rate in accordance with the formula set forth on Part I of Annex B hereto, as of such date, of all amounts to be paid to Holders to redeem all of the outstanding shares of Series B on future Scheduled Redemption Dates (excluding any Deferred Shares) pursuant to Section 8, calculated using the Discount Rate. Illustrative calculations of the Present Value are set forth on Part II of Annex B hereto.

(yy)    “Qualifying Partial Early Redemption” means a redemption of Partial Early Redemption Shares pursuant to Section 9(a) such that the Present Value of all of the remaining outstanding shares of Series B shall be $400,000,000 immediately following such redemption; provided, further, that as illustrated in Part II of Annex B, such redemption shall be applied to the shares to be redeemed on the latest Scheduled Redemption Dates (i.e., beginning with the Series B shares to be redeemed on April 30, 2030 until all Series B shares scheduled for redemption on that date are redeemed, then with respect to the Series B shares to be redeemed on April 30, 2029 until all Series B shares scheduled for redemption on that date are redeemed, and continuing in that manner), with the Scheduled Redemption Dates nearest in time (and the number of Series B shares to be redeemed on such dates) being preserved.

(zz)    “Scheduled Redemption Amount” has the meaning set forth in Section 8.

(aaa)    “Scheduled Redemption Dates” means each date set forth on Annex A hereto and each anniversary of the final Scheduled Redemption Date on which shares of Series B remain outstanding.

(bbb)    “Senior Stock” has the meaning set forth in Section 5.

(ccc)    “Series A” means the Series A Preferred Stock, $0.001 par value per share, of the Corporation.

(ddd)    “Series B” has the meaning set forth in Section 1.

(eee)    “Series B Director” has the meaning set forth in Section 12(a).

(fff)    “Stated Amount” means, in respect of each share of Series B, $1.00 per share and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

(ggg)    “Subsidiary” means, with respect to any Person, any other Person of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time Beneficially Owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such first Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Corporation.

Section 4.    Distributions; No Participation; Certain Restrictions.

(a)    The Series B shall not be entitled to any dividends or other distributions or payments other than the redemption payments and payments upon liquidation as provided in this Certificate of Designations.

(b)    The Series B shall not be entitled to participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation.

(c)    Unless (i) the Deferred Scheduled Redemption Amount is $0.00 and (ii) the Board of Directors has determined, in good faith, that the Corporation will be able to satisfy in full the payment of the upcoming Scheduled Redemption Amount on the next Scheduled Redemption Date after giving effect to such dividend, distribution or payment, no dividends, distributions or other payments may be made to holders of the Common Stock, the Series A (other than in connection with a conversion of any shares of the Series A in accordance with its terms), or any future class of Preferred Stock established hereafter by the Board of Directors (unless the terms thereof expressly provide that such class ranks senior to the Series B as to right to payment of dividends and distributions and such class of Preferred Stock has been established in accordance with Section 7(b)(i)). For the avoidance of doubt, this Section 4(c) shall not prohibit the accrual of Preference Dividends (as defined in the Series A Certificate of Designations) which are not paid in cash in accordance with the terms of the Series A Certificate of Designations.

Section 5.    Ranking. The Series B shall, with respect to the right to be paid the Aggregate Series B Liquidation Preference upon the occurrence of a Liquidation Event (as provided in Section 6 below), rank (i) senior to (A) all classes of Common Stock and (B) any future class of Preferred Stock established hereafter by the Board of Directors (other than Parity Stock or Senior

Stock established in accordance with Section 7(b)(i) or Section 7(b)(ii), as applicable) (collectively, referred to as the “Junior Stock”), (ii) pari passu with any future class of Preferred Stock established hereafter by the Board of Directors in accordance with Section 7(b)(ii), the terms of which expressly provide that such class ranks pari passu with the Series B as to rights on the occurrence of a Liquidation Event (collectively, referred to as the “Parity Stock”) and (iii) junior to (A) the Series A and (B) any future class of Preferred Stock established hereafter by the Board of Directors in accordance with Section 7(b)(i), the terms of which expressly provide that such class ranks senior to the Series B as to rights on the occurrence of a Liquidation Event (collectively, referred to as “Senior Stock”).

Section 6.    Liquidation Rights.

(a)    Payment of Series B Liquidation Preference. In the event of the occurrence of any Liquidation Event, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, the Holders of Series B will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Aggregate Series B Liquidation Preference. If, after payment of any liquidation preferences otherwise payable to holders of any Senior Stock in respect of any distribution upon the occurrence of a Liquidation Event, and subject to applicable Law, the remaining assets of the Corporation are not sufficient to pay all Holders of Series B the Aggregate Series B Liquidation Preference in full and to pay all holders of any Parity Stock the aggregate liquidation preferences payable to such holders of such Parity Stock in respect of any distributions upon the occurrence of a Liquidation Event (a “Parity Stock Liquidation Preference”), then the amounts paid to the Holders of Series B and to the holders of all Parity Stock shall be pro rata in accordance with the respective Aggregate Series B Liquidation Preference of Series B and the Parity Stock Liquidation Preference of such Parity Stock.

(b)    Residual Distributions. Without prejudice to the rights of the Corporation set forth in Section 9, if the Aggregate Series B Liquidation Preference has been paid in full to the Holders of Series B and all Parity Stock Liquidation Preferences, if any, have been paid in full to all holders of any Parity Stock, then the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences and the Series B shall not be entitled to receive any remaining assets.

(c)    Per Share Series B Liquidation Preference. Each share of Series B shall, from time to time, have a liquidation preference in an amount equal to the quotient of (i) the Aggregate Series B Liquidation Preference divided by (ii) the total number of outstanding shares of Series B (the “Per Share Series B Liquidation Preference”).

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Certificate of Designations, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series B receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

Section 7.    Voting Rights.

(a)    General. The holders of Series B will have no voting rights except as set forth below or as otherwise required by Law.

(b)    Other Voting Rights. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by Law or by the Certificate of Incorporation, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the vote or written consent of a Majority In Interest (such right to vote or written consent to be limited to the following, except as otherwise set forth in Section 7(a), but, for the avoidance of doubt, without prejudice to any other rights of the Holders hereunder), given in person or by proxy if by vote, at any meeting called for that purpose, and any such act or transaction purportedly entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    Authorization of Senior Stock. Any amendment, modification or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of Senior Stock, or any issuance after the date hereof of shares of Senior Stock that are authorized as of the date hereof, other than an amendment or alteration increasing the authorized amount of shares of Series A necessary to issue shares of Series A as distributions in kind on the Series A Preferred Stock to the holders thereof.

(ii)    Authorization of Parity Stock. Any amendment, modification or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of Parity Stock or any issuance after the date hereof of shares of Parity Stock that are authorized as of the date hereof.

(iii)    Restriction on Series B Redemptions. Entry by the Corporation or any of its Subsidiaries into any agreement containing or imposing, directly or indirectly, any restriction (including, but not limited to, any covenant or agreement) on the ability of the Corporation to make required payments on or redeem the shares of Series B (other than pursuant to any customary restrictions contained in any agreement governing indebtedness of the Corporation or its Subsidiaries that are on terms which are not, taken as a whole, materially less favorable to the Holders of Series B than the terms contained in the Credit Agreement in existence on the date hereof as determined by the Board of Directors in good faith).

(iv)    Amendments. Any amendment, modification, alteration or repeal of any provision of the Certificate of Incorporation or any other certificate of designations of the Corporation that would have an adverse effect, in any material respect, on the rights, preferences, privileges or voting power of the shares of Series B or any Holder thereof or any amendment, modification, alteration or repeal of this Certificate of Designations.

(v)    Increase of Size of Board of Directors. Any increase in the number of members of the Board of Directors at a time when the Aggregate Series B Liquidation Preference is greater than $125,000,000.

(vi)    Other Actions. Any action or inaction that would reduce the Stated Amount of any share of Series B (including, but not limited to, any reverse stock split, combination, or other adjustment).

Section 8.    Scheduled Redemptions. On each Scheduled Redemption Date set forth on Annex A (or, if such day is not a Business Day, on the next succeeding Business Day) on which any shares of Series B remain outstanding, the Corporation shall redeem, pro rata from each Holder based on the total number of shares of Series B held by such Holder, an aggregate number of shares of Series B equal to the scheduled redemption amount set forth on Annex A hereto (the “Scheduled Redemption Amount”) with respect to such Scheduled Redemption Date divided by the Stated Amount thereof, for a per share price equal to the Stated Amount; provided, that the Corporation shall not be obligated to redeem the shares of Series B on a Scheduled Redemption Date if, as of such date, (i) the Consolidated EBITDA measured as of the end of the most recently completed fiscal year is less than $425,000,000 (the “EBITDA Threshold Requirement”) or (ii) the Corporation does not have sufficient funds legally available to pay the applicable Scheduled Redemption Amount when due. Any shares of Series B which the Corporation has not redeemed on a Scheduled Redemption Date pursuant to the proviso of the foregoing sentence or the following sentence (“Deferred Shares”) shall, subject to the terms of this Section 8, be redeemed in equal installments on the subsequent two Scheduled Redemption Dates following the Scheduled Redemption Date on which such shares were scheduled to be redeemed in accordance with Annex A for a per share price equal to the Stated Amount (such delayed redemption, a “Deferral”, and such initial deferred payment schedule, the “Initial Deferral Payment Schedule”). Notwithstanding anything else herein to the contrary: (i) all Deferred Shares outstanding as of April 30, 2030 shall be redeemed on April 30, 2030 (and shall not be subject to any further deferral at that time); (ii) if (x) as of any Scheduled Redemption Date the Corporation does not have sufficient funds legally available to redeem all Deferred Shares in accordance with the Initial Deferral Payment Schedule or (y) the difference between the Consolidated EBITDA measured as of the end of the most recent completed fiscal year prior to the applicable payment date for such Deferred Shares and $425,000,000 (the “EBITDA Margin”) is less than the amount of redemption payments that would otherwise be payable by the Corporation with respect to such Deferred Shares, the Corporation shall redeem a number of Deferred Shares equal to the lesser of (A) the maximum amount of Deferred Shares for which it has sufficient funds legally available to do so and (B) the EBITDA Margin divided by the Stated Amount, and any remaining additional Deferred Shares shall be redeemable on the next Scheduled Redemption Date subject to continued application of this clause (ii) (and, for the avoidance of doubt, the Deferred Interest Amount (as defined below) shall continue to apply thereto until such Deferred Shares are redeemed); and (iii) in the event of a Deferral, if the shares of Series B subject to such Deferral are not redeemed in accordance with the Initial Deferral Payment Schedule, such shares shall accrue interest from and after the time that the Corporation fails to make redemption payments in accordance with the applicable Initial Deferral Payment Schedule, at the Deferred Interest Amount and shall, for the avoidance of doubt be payable on the subsequent Scheduled Redemption Date in full, subject to the terms of this Section 8. “Deferred Interest Amount” means interest on the aggregate Stated Amount with respect to the relevant shares of Series B (with no compounding interest) at the annual rate of seven and one-quarter percent (7.25%). Such interest shall accrue daily but shall not be capitalized or added to the then Stated Amount.

Section 9.    Early Redemption at the Option of the Corporation.

(a)    At any time during the eighteen (18)-month period following the Effective Date, but no more than once during such period, and subject to the terms of this Section 9, the Corporation may redeem, pro rata from each Holder based on the total number of shares of Series B of such Holder, the number of outstanding shares of Series B specified in an Early Redemption Notice or to be redeemed pursuant to a Planned Partial Early Redemption (“Partial Early Redemption Shares”), for an aggregate purchase price equal to the Aggregate Partial Early Redemption Price, provided, that (i) immediately following the redemption of Partial Early Redemption Shares pursuant to this Section 9(a), the Present Value of all of the remaining outstanding shares of Series B shall be at least $400,000,000 and (ii) the Corporation shall not redeem any shares of Series B pursuant to this Section 9(a) unless the Corporation has sufficient funds legally available to pay the Aggregate Partial Early Redemption Price. As used in this Certificate of Designations, “Aggregate

Partial Early Redemption Price” means the difference of (A) the Present Value as of the applicable redemption date, calculated without giving effect to the redemption of any Partial Early Redemption Shares pursuant to this Section 9(a), minus (B) the Present Value as of the applicable redemption date, calculated as of immediately following the redemption of all of the Partial Early Redemption Shares pursuant to this Section 9(a).

(b)    Without prejudice to the rights of the Corporation set forth in Section 9(a), at any time while shares of Series B remain outstanding, and subject to the terms of this Section 9, the Corporation may redeem all, but not less than all, outstanding shares of Series B (the “Full Early Redemption Shares”), for an aggregate cash purchase price equal to the Aggregate Series B Liquidation Preference as of the applicable redemption date, calculated without giving effect to the redemption of the shares of Series B pursuant to this Section 9(b).

(c)    To call any Partial Early Redemption Shares or any Full Early Redemption Shares for redemption, the Corporation must send to the Holders a notice of such redemption (an “Early Redemption Notice”) at least twenty (20) Business Days prior to the intended redemption date. Such Early Redemption Notice must state:

(i)    the number of Partial Early Redemption Shares or Full Early Redemption Shares, as applicable, to be called from such Holder;

(ii)    the redemption date for redemption of such Partial Early Redemption Shares or Full Early Redemption Shares, as applicable; and

(iii)    the per share redemption price, calculated as the Aggregate Partial Early Redemption Price or Aggregate Series B Liquidation Preference, as applicable, divided by the total number of Partial Early Redemption Shares or Full Early Redemption Shares, as applicable.

(d)    The Corporation will cause any redemption price payable pursuant to this Section 9 to be paid to the Holders on or before the applicable redemption date.

(e)    Subject to applicable Law, including that the Corporation has funds legally available to do so, the Corporation shall effect the Planned Partial Early Redemption; provided, that if the Corporation does not have funds legally available to effect the entire Planned Partial Early Redemption, the Corporation shall redeem the Partial Early Redemption Shares to the maximum extent that it has funds legally available to do so, and any Partial Early Redemption Shares that remain outstanding following such redemption shall be redeemed in full as soon as the Corporation has funds legally available to do so.

Section 10.    Early Automatic Redemption.

(a)    In General. Subject to the other terms of this Section 10, on the Automatic Early Redemption Date, the Corporation shall, redeem all outstanding shares of Series B (the “Automatic Early Redemption”) for an aggregate cash purchase price equal to the Aggregate Series B Liquidation Preference as of the applicable redemption date, calculated without giving effect to the redemption of the shares of Series B pursuant to this Section 10.

(b)    Funds Legally Available for Payment of Aggregate Series B Liquidation Preference. Notwithstanding anything to the contrary in this Section 10, in connection with an Automatic Early Redemption (1) the Corporation will pay the maximum amount of such Aggregate

Series B Liquidation Preference permitted by Law, which payment will be made pro rata to each Holder based on the total number of shares of Series B of such Holder that were otherwise to be redeemed pursuant to such Automatic Early Redemption; and (2) the Corporation will cause all such shares as to which the Aggregate Series B Liquidation Preference was not paid in full to be returned to the Holder(s) thereof, and such shares will be deemed to remain outstanding, shall accrue interest at the Deferred Interest Amount from and after the date of the Automatic Early Redemption Event and shall be redeemed in full as soon as the Corporation has funds legally available to do so; provided, that, the Corporation will not take any action, or engage in any transaction, in furtherance of a Change of Control if the Aggregate Series B Liquidation Preference payable upon such Change of Control is not reasonably expected to be paid in full at the time due in accordance with Section 10(c).

(c)    Automatic Early Redemption Date. The “Automatic Early Redemption Date” will be (1) in the event of an Automatic Early Redemption Event pursuant to clause (i) of the definition thereof that is authorized, approved or otherwise recommended by the Board of Directors (or a committee thereof), a Business Day of the Corporation’s choosing which is on or prior to the date of such Automatic Early Redemption Event, (2) in the event of an Automatic Early Redemption Event pursuant to clause (iv) (solely if such event occurs with respect to the Corporation) of the definition thereof, on the date thereof, provided that the timing for the payment of the Aggregate Series B Liquidation Preference will be in accordance with the law applicable to such bankruptcy reorganization, receivership, insolvency, liquidation or similar proceedings affecting creditors’ or equity holders’ rights and (3) in the event of any Automatic Early Redemption Event other than as set forth in the preceding clauses (1) and (2) of this Section 10(c), a Business Day of the Corporation’s choosing that is no more than thirty (30) calendar days after the date the Corporation sends the related Automatic Early Redemption Notice (provided, that in the event of an Automatic Early Redemption Event pursuant to clause (ii) of the definition thereof, such Automatic Early Redemption Event shall be deemed to be the Automatic Early Redemption Notice). For the avoidance of doubt, in the event of an Automatic Early Redemption Event pursuant to clause (iv) of the definition thereof (solely if such event occurs with respect to the Corporation), the amount due to the Holders pursuant to this Section 10(c) shall be the Aggregate Series B Liquidation Preference, solely to the extent that any such amounts remain legally available for distribution following payment of any liquidation preferences otherwise payable to holders of any Senior Stock. It is understood and agreed that, in the event of an Automatic Early Redemption Event pursuant to clause (iv) of the definition thereof (solely if such event occurs with respect to the Corporation), the Aggregate Series B Liquidation Preference shall be deemed not to include any unmatured interest prohibited by section 502(b)(2) of the Bankruptcy Code. The Corporation shall not assert that the Aggregate Series B Liquidation Preference includes any unmatured interest prohibited by section 502(b)(2) of the Bankruptcy Code.

(d)    Automatic Early Redemption Notice. As soon as reasonably practicable after the Corporation discovers that an Automatic Early Redemption Event has occurred or is reasonably likely to occur (other than in the event of an Automatic Early Redemption Event pursuant to clause (ii) of the definition thereof, in which case such Automatic Early Redemption Event shall also be deemed to be the Automatic Early Redemption Notice), the Corporation shall send to each Holder a notice of such Automatic Early Redemption Event (an “Automatic Early Redemption Notice”); provided, that any Automatic Early Redemption effected in connection with such Automatic Early Redemption Notice shall be conditional upon the actual occurrence of such Automatic Early Redemption Event. Such Automatic Early Redemption Notice must state:

(i)    a description in reasonable detail of the events constituting such Automatic Early Redemption Event;

(ii)    the expected effective date of such Automatic Early Redemption Event;

(iii)    the Automatic Early Redemption Date; and

(iv)    the redemption price per share of Series B, equal to the Aggregate Series B Liquidation Preference as of the applicable redemption date divided by the total number of outstanding shares of Series B (the “Per Share Early Redemption Price”).

(e)    Payment of the Redemption Price. Subject to Section 10(b), the Corporation will cause the Per Share Early Redemption Price for each share of Series B to be redeemed pursuant to an Automatic Early Redemption to be paid to the Holder thereof on or before the Automatic Early Redemption Date.

Section 11.    Early Redemption at the Option of the Holder.

(a)    In General. Subject to the other terms of this Section 11, each Holder will have the right (the “Holder Put Right”), at its election, following the occurrence of a Holder Put Event, to require the Corporation to redeem all, but not less than all, of such Holder’s shares of Series B on the Holder Put Redemption Date (the “Holder Put Redemption”), for an aggregate cash purchase price equal to the Per Share Early Redemption Price multiplied by the number of shares of Series B held by such Holder (the “Holder Put Redemption Price”); provided, that the Corporation shall not be obligated to effect the Holder Put Redemption unless a Majority in Interest elect to exercise the Holder Put Right in accordance with this Section 11. As soon as reasonably practicable (and in any event within five (5) Business Days) after a Holder Put Event has occurred, the Corporation shall send to each Holder a notice of such Holder Put Event (a “Holder Put Event Notice”). Notwithstanding anything to the contrary contained herein, (i) if the Planned Partial Early Redemption occurs in full on or prior to March 31, 2022, then a Holder shall not be entitled to exercise the Holder Put Right prior to December 31, 2022 and (ii) if the Planned Partial Early Redemption does not occur in full on or prior to March 31, 2022, then a Holder shall be entitled to exercise the Holder Put Right (subject to the occurrence of a Holder Put Event) on or after March 31, 2022.

(b)    Funds Legally Available for Payment of the Holder Put Redemption Price. Notwithstanding anything to the contrary in this Section 11 in connection with a Holder Put Redemption, (1) the Corporation will pay the maximum amount of such Holder Put Redemption Price permitted by Law, which payment will be made pro rata to each Holder based on the total number of shares of Series B of such Holder that were otherwise to be redeemed pursuant to such Holder Put Redemption, as the case may be; and (2) the Corporation will cause all such shares as to which the Holder Put Redemption Price was not paid in full to be returned to the Holder(s) thereof, and such shares will be deemed to remain outstanding and shall accrue interest at the Deferred Interest Amount from and after the date of such Holder Put Event and shall be redeemed in full as soon as the Corporation has funds legally available to do so.

(c)    Holder Put Redemption Date. The “Holder Put Redemption Date” will be a Business Day of the Corporation’s choosing that is no more than thirty (30) calendar days after the date the Holder sends the related Holder Put Exercise Notice pursuant to Section 11(d).

(d)    Procedures to Exercise the Holder Put Right. To exercise its Holder Put Right the Holder thereof must deliver to the Corporation:

(i)    Within twenty (20) Business Days after receiving the applicable Holder Put Event Notice, a duly completed, written Holder Put Exercise Notice with respect to such share(s) in the form of Annex C hereto (a “Holder Put Exercise Notice”); it being understood that if the Holder fails to deliver the Holder Put Exercise Notice within such twenty (20) Business Day period, then such Holder Put Right in respect of such Holder Put Event shall lapse; provided, that, (i) if the Planned Partial Early Redemption has not occurred in full on or prior to March 31, 2022 and a Holder Put Event occurs on or prior to March 31, 2022, then a Holder shall have until the later of (x) twenty (20) Business Days after March 31, 2022 and (y) twenty (20) Business Days after receipt of a Holder Put Event Notice to deliver the Holder Put Exercise Notice with respect to the occurrence of such Holder Put Event and (ii) if the Planned Partial Early Redemption has occurred in full on or prior to March 31, 2022 and a Holder Put Event occurs on or prior to December 31, 2022, then a Holder shall have until the later of (x) twenty (20) Business Days after December 31, 2022 and (y) twenty (20) Business Days after receipt of a Holder Put Event Notice to deliver the Holder Put Exercise Notice with respect to the occurrence of such Holder Put Event; and

(ii)    such share(s), duly endorsed for transfer, to the extent such share(s) are represented by one or more certificates.

Within five (5) Business Days after receipt of the Holder Put Exercise Notice, the Corporation shall notify the Holder in writing of (A) the Holder Put Redemption Date and (B) the per share redemption price, which shall be equal to the Per Share Early Redemption Price.

(e)    Payment of the Per Share Early Redemption Price. Subject to Section 11(b), the Corporation will cause the Per Share Early Redemption Price for each share of Series B to be redeemed pursuant to Holder Put Redemption to be paid to the Holder thereof on or before the later of (i) the Holder Put Redemption Date and (ii) the date the certificate in respect of such share (if any) is tendered to the Corporation or its transfer agent. If a Holder Put Exercise Notice is validly delivered but the Holder Put Redemption is prohibited by applicable law, the Corporation will redeem (at the Per Share Early Redemption Price for each such share of Series B) the maximum number of shares of Series B with respect to which redemption is permitted by Law, and will redeem any remaining share of Series B as promptly as possible following the date when such redemption is permitted by Law.

Section 12.    Election of Directors.

(a)    Provided that the aggregate Series B Liquidation Preference is greater than $125,000,000, (i) the Majority in Interest will have the exclusive right, voting separately as a class, to elect or appoint one director to the Board of Directors (which, for the purposes of this Section 12, shall refer only to the Board of Directors of the Corporation and not any committee thereof), irrespective of whether the Board of Directors has nominated such Person (the “Series B Director”), (ii) notwithstanding anything to the contrary herein, in the Certificate of Incorporation or in the Bylaws, a Majority in Interest shall have the exclusive right to remove any Series B Director at any time for any reason or no reason (with or without cause) by sending a written notice to the Corporation and, upon receipt of such notice by the Corporation, such Series B Director shall be deemed to have resigned from the Board of Directors, and (iii) in the event of the death, disability, resignation or removal of any Series B Director, a Majority in Interest shall have the exclusive right to designate or appoint a successor to fill the vacancy created thereby. In the event that any Series B Director offers to tender his or her resignation, the Board of Directors shall promptly determine whether to accept such resignation and, if the Board of Directors chooses to accept such resignation, the Corporation and the Majority In Interest shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual; provided, that, for the avoidance of doubt, this sentence shall not be construed in any manner to limit the right of a Majority In Interest to remove the Series B Director at any time pursuant to clause (ii) above. At such time as the Aggregate Series B Liquidation Preference is not greater than $125,000,000, any Series B Director shall be deemed to have resigned from the Board of Directors without further action by the Holders or the Corporation. Neither the Board of Directors nor any holders of Senior Stock or any Person or group of Persons (other than the Majority in Interest) shall have any right to remove any Series B Director from the Board of Directors without cause, such right of removal being vested exclusively with a Majority in Interest. For the avoidance of doubt, nothing in the foregoing sentence shall be deemed to derogate the rights of the Corporation’s stockholders to remove any Series B Director for cause to the extent provided by the Delaware General Corporation Law; provided, that, for the avoidance of doubt, no such removal shall in any way alter or impair the rights of the Majority in Interest to elect or appoint the Series B Director, including any replacement Series B Director.

(b)    The Corporation and its Subsidiaries shall reimburse the Series B Director for all reasonable and documented out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board of Directors, and any committees thereof, including travel, lodging and meal expenses, in accordance with the Corporation’s reimbursement policies.

(c)    To the extent elected or appointed by the Majority In Interest, the Corporation shall, and shall use its reasonable best efforts to cause its directors, officers and employees to, take all actions necessary and within its and their control and to the extent permissible by Law to cause the election, appointment, removal or replacement of the Series B Director as provided for herein.

Section 13.    Transfer Restrictions. No Holder of shares of Series B may offer, sell, assign or transfer any portion of such Holder’s shares of Series B without the approval of the Board of Directors, which consent the Board of Directors may grant or withhold in its sole discretion; provided, that, any Holder may offer, sell, assign or transfer any shares of Series B to any of its controlled Affiliates; provided, further, that if any such controlled Affiliate ceases to be an Affiliate of such Holder, such Series B shares must be assigned or transferred to the original Holder or a controlled Affiliate thereof. Any offer, sale, assignment or transfer of any shares of Series B in violation of any provision of this Certificate of Designations shall be null and void and without any effect. Each certificate (if any) evidencing shares of Series B shall bear a legend indicating that such shares of Series B are subject to the restrictions on transfer set forth herein.

Section 14.    Expenses. All reasonable and documented out-of-pocket costs and expenses incurred by any Holder in successfully enforcing the right to receive any Scheduled Redemption Amounts or the Deferred Scheduled Redemption Amount in accordance with the terms of this Certificate of Designations shall reimbursed by the Corporation.

Section 15.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 16.    Notices. All notices or communications in respect of the Series B will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 17.    No Other Rights or Privileges. The shares of Series B will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation.

Section 18.    Certificates. The Corporation may at its option issue shares of Series B without certificates.

Section 19.    Interpretation. Whenever possible, each provision of this Certificate of Designations shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designations, and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designations would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law. References herein to any payment shall mean a payment in cash in United States Dollars by wire transfer of immediately available funds to an account designated by the applicable payee.

Section 20.    Enforcement. To the fullest extent permitted by law, the provisions of this Certificate of Designations shall remain in full force and effect irrespective of (i) the failure of any Person to assert any claim or demand or to enforce any right or remedy under this Certificate of Designations or otherwise or (ii) any change in the corporate existence, structure or ownership of the Corporation or any of its Affiliates, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Corporation or any of its Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be signed by Jérôme Maironi, its Senior Vice President, General Counsel and Corporate Secretary this 30th day of September, 2021.

GARRETT MOTION INC.

By:	/s/ Jérôme Maironi
Name: Jérôme Maironi
Title: Senior Vice President, General Counsel and Corporate Secretary

Annex A

Scheduled Redemptions

Scheduled Redemption Date	Scheduled Redemption Amount
April 30, 2022	$34,800,000
April 30, 2023	$100,000,000
April 30, 2024	$100,000,000
April 30, 2025	$100,000,000
April 30, 2026	$100,000,000
April 30, 2027	$100,000,000
April 30, 2028	$100,000,000
April 30, 2029	$100,000,000
April 30, 2030	$100,000,000

Annex B

Calculation of Present Value

Part I

Present Value =	Si=0 Si	x	1
(1+D)R

Where

S0 = the aggregate Stated Amount of Series B to be redeemed at the next Scheduled Redemption Date

D = Discount Rate

R0	=	d
360

Rn+1 = Rn + 1

d = the number of calendar days until the next Scheduled Redemption Date

Part II

Discount Rate:	7.25%
Present Value as of April 30, 2021:	$583,857,988	Discount Rate Multiplier:
April 30, 2022	$34,800,000	0.932401
April 30, 2023	$100,000,000	0.869371
April 30, 2024	$100,000,000	0.810603
April 30, 2025	$100,000,000	0.755807
April 30, 2026	$100,000,000	0.704715
April 30, 2027	$100,000,000	0.657077
April 30, 2028	$100,000,000	0.612659
April 30, 2029	$100,000,000	0.571244
April 30, 2030	$100,000,000	0.532628

Discount Rate:	7.25%
Present Value as of January 1, 2022 (Assuming a Planned Partial Early Redemption occurs on such date):	$400,000,000	Discount Rate Multiplier:
April 30, 2022	$34,800,000	0.977129
April 30, 2023	$100,000,000	0.911076
April 30, 2024	$100,000,000	0.849488
April 30, 2025	$100,000,000	0.792064
April 30, 2026	$100,000,000	0.738521
April 30, 2027	$53,559,573	0.688598
April 30, 2028		0.642049
April 30, 2029		0.598647
April 30, 2030		0.558179

Discount Rate:	7.25%
Present Value as of February 1, 2022 (Assuming a Planned Partial Early Redemption occurs on such date):	$400,000,000	Discount Rate Multiplier:
April 30, 2022	$34,800,000	0.983036
April 30, 2023	$100,000,000	0.916584
April 30, 2024	$100,000,000	0.854624
April 30, 2025	$100,000,000	0.796852
April 30, 2026	$100,000,000	0.742986
April 30, 2027	$50,069,003	0.692760
April 30, 2028		0.645930
April 30, 2029		0.602266
April 30, 2030		0.561554

Annex C

Form of Holder Put Exercise Notice

This Holder Put Exercise Notice is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series B Preferred Stock of Garrett Motion Inc., a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations of Series B Preferred Stock of Garrett Motion Inc. (the “Certificate of Designations”), approved by the Board of Directors of the Corporation on April 27, 2021, as amended, amended and restated or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designations.

Redemption: In accordance with and pursuant to such Certificate of Designations, the Holder hereby elects that the Corporation shall redeem all of the outstanding shares of Series B held by the Holder.

Name of Holder:

Number of Shares of Series B Held by Holder:

Bank Account Information: Please provide bank account details for delivery of the redemption price.

Account Name :
Bank Account No.:
ABA/Routing No.:
SWIFT Instructions (as applicable)
Bank Name:
Bank Address:
Reference:

Exhibit 99.1

Garrett Motion Amends Terms of Series B Preferred Stock

October 1, 2021

Reducing leverage by repayment of $213 million Series B; Improving flexibility by deferring Series B put option until December 31, 2022

ROLLE, Switzerland, Sept. 30, 2021 (GLOBE NEWSWIRE) — Garrett Motion Inc. (Nasdaq: GTX), a leading, differentiated technology provider for the automotive industry, today announced it has amended and restated the Certificate of Designations of the Series B Preferred Stock (the “Series B”) that results in de-leveraging and improved balance sheet flexibility.

Upon completion of its financial restructuring on April 30, 2021, Garrett issued the Series B to an affiliate of Honeywell International Inc. (“Honeywell”). The present value of the Series B reflects a 7.25% discount rate on the remaining scheduled payments. The present value on the Series B was $585 million on June 30, 2021 and will be approximately $613 million as of January 1, 2022. Honeywell remains the only holder of the Series B shares.

Series B holders currently have the right to require Garrett to repurchase all of the Series B shares if Garrett’s consolidated trailing 12-month adjusted EBITDA exceeds $600 million for two consecutive fiscal quarters. Under the terms of the amendment, the Series B holders have agreed to defer their right to require Garrett to repurchase all of the Series B shares until December 31, 2022.

In connection with the amendment, Garrett will partially redeem the Series B shares prior to the end of the first quarter of 2022, resulting in a cash payment of approximately $213 million as of January 1, 2022. Following this payment, the present value of the remaining scheduled redemption payments on the Series B shares will be approximately $400 million. All other material terms and conditions of the Series B remain unchanged, including the scheduled redemption payment by Garrett of $34.8 million due April 30, 2022.

“This important de-leveraging event is a first step in working towards normalizing and improving Garrett’s capital structure post emergence as we continue to focus on the transformation of the global powertrain landscape,” said Olivier Rabiller, Garrett President and Chief Executive Officer. “Postponing the Series B put option until the end of 2022, at the earliest, provides us with additional flexibility to optimize our capital deployment strategy. We remain focused on utilizing our financial position to pursue organic and inorganic growth opportunities that we believe will drive long-term shareholder value.”

In addition, pursuant to the terms of the Series B, Darius Adamczyk has been replaced as Honeywell’s designee on Garrett’s Board of Directors now that the company has successfully completed its Chapter 11 restructuring and implemented its new capital structure. Honeywell has designated Tina Pierce, Vice President and Chief Financial Officer of Honeywell’s Performance Materials and Technologies segment, to replace Mr. Adamczyk, effective as of September 30, 2021.

Daniel Ninivaggi, Garrett’s Chairman of the Board, stated, “Darius has been instrumental in the development of the company’s strategic plan post emergence. His contributions have helped shape our strategic direction as the automotive industry transforms and we look forward to working with Tina Pierce, Honeywell’s designated board replacement.”

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic on Garrett’s business, financial results and financial conditions, industry trends, Garrett’s strategy, Garrett’s capital structure following emergence from the Chapter 11 process, early redemption of the Series B Preferred Stock and changes to Garrett’s board of directors. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2020, and our quarterly report on Form 10-Q for the three months ended June 30, 2021, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
Garrett Motion Inc.	Garrett Motion Inc.
+1 973 216-3986	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com